SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series
"of the Series Trust as of February 28, 2017 but held below that threshold as of August 31, 2016:"


Fund		Shareholder

GMO Benchmark-Free Allocation Series 		MA
Deferred Comp












The following shareholders ceased to hold greater than 25% of the outstanding shares of a "series of the Series Trust during the period August
31,2016 through February 28, 2017:"

Fund		Shareholder

GMO Benchmark-Free Allocation Series
	National Financial Services LLC
GMO Global Asset Allocation Series
	National Financial Services LLC